Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement on Form F-4 of ARM Holdings plc and to the incorporation by reference therein of our report dated July 3, 2002 (except Note 9, as to which the date is February 19, 2003) with respect to the financial statements of NurLogic Design, Inc., which appear in Artisan Components, Inc.’s Current Report on Form 8-K dated February 19, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

November 17, 2004